Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2001 (except with respect to the matter discussed in Note 1(b) as to which the date is May 9, 2001), included in the UAL Corporation Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and of our report dated May 24, 2001 included in the United Air Lines, Inc. Ground Employees' 401(k) Retirement Savings Plan Annual Report on Form 11-K for the year ended November 30, 2000, and to all references to our Firm included in this Registration Statement on Form S-8.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Chicago, Illinois
November 30, 2001